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                                                                    EXHIBIT 4-11


                                 NOTE AMENDMENT
                         (10-1/2% Senior Unsecured Note)

         This Amendment No. 1 to Note dated as of January 28, 2000 (the "Amendment"), between Lexington Precision Corporation, a Delaware corporation (the "Company"), and Tri-Links Investment Trust, a Delaware trust (as successor-in-trust to Nomura Holding America, Inc.) ("Tri-Links").

         WHEREAS, Tri-Links is the holder of that certain 10-1/2% Senior Unsecured Note due February 1, 2000, of the Company in the original principal amount of the U.S. $7,500,000, dated October 27, 1997, No. SU-1 (the "Original Note");

         WHEREAS, the Company and Tri-Links desire to amend the Original Note on and subject to the terms hereof;

         NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto intending to be legally bound, hereby agree as follows:

         1. Amendment of Original Note.

                  (a) The first paragraph on page 1 of the Original Note is hereby amended to extend the maturity date of the Original Note from February 1, 2000, to May 1, 2000, by replacing the reference to "February 1, 2000," with May 1, 2000.

                  (b) The second sentence of Paragraph 1 of the Original Note is hereby amended to read in its entirety as follows:

                           The Company will pay interest (a) quarterly on
                  February 1, May 1, August 1, and November 1 of each year (each, a "Quarterly Interest Payment Date"), commencing on November 1, 1997, and continuing until February 1, 2000, and
                  (b) monthly, on the first day of each month, commencing March 1, 2000 (each, a "Monthly Interest Payment Date"; and each Monthly Interest Payment Date and Quarterly Interest Payment Date being sometimes referred to as an "Interest Payment Date").

                  (c) The first sentence of Section 2.1 of the Original Note is hereby amended to read in its entirety as follows:

                           2.1 The Company shall pay interest on each Note
                  (except Defaulted Interest, as hereinafter defined) to the person who is the registered holder of a Note ("Noteholder" or "Holder") at the close of business on (a) January 15, April 15, July 15, or October 15 preceding each Quarterly Interest Payment Date and (b) on the fifteenth day of the month immediately preceding each Monthly Interest Payment Date.

         2. Effective Date.

                  This Amendment shall be deemed effective as of January 31, 2000. Tri-Links hereby waives any Default or Event of Default as a result of the failure to pay the principal amount of the Original Note on February 1, 2000. Tri-Links agrees that interest shall be paid at the rate set forth in paragraph 1 of the Original Note and that the provisions of paragraphs 2.2 and 4(b) of the Original Note
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shall not apply to any payment which is made when due on the Original Note, as amended pursuant to Section 1 of this Amendment.

         3. Applicability; Legend.

                  This Amendment shall amend the Original Note and each Note issued upon transfer of, in exchange for or in lieu of the Original Note or any other Note. Tri-Links agrees that it will cause the following legend to be placed prominently on the Original Note and that any Note or Notes issued by the Company upon transfer of, in exchange for, or in lieu of the Original Note or any other Note shall have such legend placed thereon:

                  THIS NOTE HAS BEEN AMENDED PURSUANT TO THAT CERTAIN AMENDMENT NO. 1 TO NOTE DATED AS OF JANUARY 28, 2000, A COPY OF WHICH IS AVAILABLE FOR INSPECTION AT THE OFFICES OF THE COMPANY AT 767 LEXINGTON AVENUE, 29TH FLOOR, NEW YORK, NEW YORK, AND REFERENCE SHOULD BE MADE THERETO FOR THE TERMS THEREOF.

         4. Representations and Warranties. Each of the parties represents and warrants that: (a) the execution, delivery and performance of this Amendment have been duly authorized by all requisite action on its part; and (b) this Amendment has been duly executed and delivered by it and constitutes its legal, valid, and binding agreement, enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforceability of creditors' rights generally or general equitable principles.

         5. No Other Amendments.

                  Except as expressly amended, waived, modified, and supplemented hereby, the Original Note shall remain in full force and effect in accordance with its terms.

         6. General Provisions.

                  (a) Defined Terms. Capitalized terms used herein, unless otherwise defined herein, shall have the meaning ascribed thereto in the Original Note.

                  (b) Counterparts. This Amendment may be executed by the parties in any number of counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Amendment may be signed by facsimile transmission of the relevant signature pages hereof.

                  (c) Governing Law. This Amendment shall be governed by, and construed and interpreted in accordance with, the internal laws of the State of New York.

                  (d) Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto and any and all transferees and holders of the Original Note or any other Note.

                  (e) Headings. The paragraph headings of this Amendment are for convenience of reference only and are not to be considered in construing this Amendment.
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                  IN WITNESS WHEREOF, the Company and Tri-Links have caused this
Amendment to be duly executed and delivered by their respective proper and duly authorized officers effective as of the first date written above.

                                   LEXINGTON PRECISION CORPORATION



                                   By:  /s/ Warren Delano
                                   Name:    Warren Delano
                                   Title:   President



                                   TRI-LINKS INVESTMENT TRUST by
                                   Wilmington Trust Company as Owner Trustee



                                   By:  /s/ David A. Vanaskey, Jr.
                                   Name:    David A. Vanaskey, Jr.
                                   Title:   Vice President



                                     CONSENT

         The undersigned, Lexington Rubber Group, Inc. (formerly Lexington Components, Inc.), a Delaware corporation, hereby consents to Amendment No. 1 to Note (the "Amendment") dated as of of January 28, 2000, and effective as of January 31, 2000, between Lexington Precision Corporation (the "Company") and Tri-Links Investment Trust (as successor-in-interest to Nomura Holding America, Inc.), which amends the Company's 10"% Senior Unsecured Notes due February 1, 2000 (the "Original Notes"), and hereby confirms and agrees that its Guarantee of the Original Notes shall continue to be in full force and effect and shall apply to the Original Notes as amended by the Amendment and that all references in said Guarantee to "Note" or "Notes" shall refer to the Note or Notes as amended by the Amendment.

                                             LEXINGTON RUBBER GROUP, INC.



                                             By:  /s/ Warren Delano
                                             Name:    Warren Delano
                                             Title:   President